HYPERCOM ACQUIRES NATIONAL PROVIDER OF POS SUPPORT SERVICES
Acquisition To Complement Existing Service Capabilities, Shorten
Supply Chain

PHOENIX, ARIZONA  November 3, 1998  Hypercom Corporation (NYSE:
HYC), a global provider of electronic payment solutions, has acquired the assets and business of The Horizon Group, Inc., one of the leading national providers of value-added, point-of-sale support services. The Horizon Group will be operated by Hyperco as an independent subsidiary with sales, distribution and support operations based in St. Louis, Mo. Horizon will retain its current management structure and corporate identity.

The Horizon Group is a national distributor of equipment from Hypercom and other POS equipment manufacturers. In addition to sales of new equipment, the company provides a variety of services, including refurbishing equipment, help desk, PIN pad key loading, terminal deployment and other custom programs. The acquisition will allow Hypercom to meet the needs of a segment of its customer base that requires direct-from-manufacturer terminal services. Hypercom will continue to work closely with other leading distributors in reaching a wide variety of customers.

"This acquisition will allow us to expand our distribution channels and more effectively meet the changing needs of customers as we continue to accelerate shipments in the U.S. market," said Al Irato, president and CEO of Hypercom Corporation. "Many large-volume customers today require a one-stop-shopping model that provides them with efficiencies in managing the procurement and upgrading of equipment and related software. In fact, Hypercom has implemented distribution and service models such as this in eight other countries around the world to meet our customers' requirements. The Horizon Group will be instrumental in our efforts to improve the effectiveness of the POS supply chain, and will enhance the level of service and support we can offer our customers.

"Moreover, the transaction represents an important milestone in the execution of Hypercom's strategy to build recurring revenue streams. Additionally, it will contribute to the achievement of Hypercom's aggressive growth objectives," Mr. Irato said. "Most important, it allows us to provide services and supplies directly to merchants, thereby shortening the supply chain and increasing efficiency."

"The Horizon Group's acquisition by Hypercom represents an important milestone in the company's history," said Ken Boody, founder and CEO of The Horizon Group. "Since we will be retaining our own identity and management structure, our customers will see only an enhancement to the already robust capabilities that they currently enjoy."

About The Horizon Group
Based in St. Louis, Mo., The Horizon Group is recognized as one of the industry's largest point-of-sale terminal suppliers and service providers. Founded in 1991 by Ken Boody, the company's CEO, Horizon is a leader in customer service, having developed a number of industry firsts such as same-day shipping and deployment, as well as on-line warranty and repair tracking. The company currently has 66 employees and had annual sales of approximately $24 million in the year ending Dec. 31, 1997, including $5 million in sales of Hypercom products.

About Hypercom Corporation
Celebrating its 20th anniversary, Hypercom Corporation (NYSE: HYC) is a global provider of electronic payment solutions, including multi-functional point-of-sale terminals, peripherals, network products, transaction software, Internet-based and electronic commerce payment solutions. On a global basis Hypercom delivers the services and technology infrastructure required to quickly integrate and deploy new payment applications for competitive value-add programs, improved business performance and low total cost of ownership.

Headquartered in Phoenix, Ariz., Hypercom markets its products in more than 60 countries through a global network of offices and affiliates in Argentina, Australia, Brazil, Chile, China, Hong Kong, Hungary, Japan, Mexico, Russia, Singapore, the United Kingdom and Venezuela. Hypercom's Internet address is www.hypercom.com.

Hypercom is a registered trademark of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although management of Hypercom believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include the ability of Hypercom and Horizon to successfully integrate their operations, which could, among other factors, affect the combined company's earnings, the ability of Hypercom to effectively manage the geographically dispersed operations of Hypercom, including Horizon's business; the ability of Horizon to retain suppliers which are competitors of Hypercom following the acquisition, including VeriFone, Inc.; industry, competitive and technological changes; risks associated with international operations and foreign currency fluctuations; the composition, timing and size of orders from and shipments to major customers; inventory obsolescence; market acceptance of new products and other risks detailed from time to time in Hypercom's SEC reports, including the company's Quarterly Reports or Form 10Q, Annual Report or Form 10K, and Prospectus dated November 13, 1997.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or assurance by Hypercom that the objectives, plans, and expectations of Hypercom will be achieved.